                                                                    Exhibit 11.1

                               PROSOURCE, INC.
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     FOR THE PERIODS ENDED MARCH 29, 1997
                              AND MARCH 30, 1996
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)




                                                       THIRTEEN WEEKS ENDED
                                                     ------------------------
                                                     MARCH 29,       MARCH 30,
                                                       1997            1996
                                                     --------        --------
Net loss applicable to common stock                   $(6,014)       $(19,200)
                                                      =======        ========

Weighted average common shares outstanding              9,347           5,280

Additional shares assuming exercise of stock
 option and warrants                                       --              --
                                                      -------        --------

     Shares used for primary earnings per share         9,347           5,280
                                                      =======        ========
Earnings per share:

     Net earnings (loss)                              $ (0.64)       $  (3.64)
                                                      =======        ========

Earnings-per-share has been computed using the weighted average number of common and common equivalent shares outstanding during each period. Common-equivalent shares (consisting of options and warrants) have been excluded during periods of net loss since they would be antidilutive.



                                       14